SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-52940

Date of Report: January 13, 2014

AMERICAN NANO SILICON TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

California	33-0726410
(State of other jurisdiction of incorporation or organization	(IRS Employer Identification No.)

Nanchong Shili Industrial Street, Economic and Technology Development Zone, Xiaolong Chunfei Industrial Park, Sichuan, P.R. China	637005
(Address of principal executive offices)	(Zip Code)

86-817-3634888
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On January 13, 2014 the Registrant’s Board of Directors approved an Equity Nominee Agreement made as of May 28, 2013.  The Equity Nominee Agreement was executed in order to relieve two of the Registrant’s subsidiaries of the regulatory burdens associated with being a wholly foreign owned entity in China.  The Agreement provides for the sale of ten percent of the registered equity of Sichuan Chunfei Refined Chemicals Co., Ltd. to each of Fachun Pu, Qiwei Zhang and Jianbo Liu, and the sale of five percent of the registered equity of Sichuan Hedi Veterinary Medicines Co., Ltd. to Fachun Pu.  The purchasers agree that they will hold their interests solely for the benefit of the Registrant’s subsidiary, Nanchong Chunfei Nano-Silicon Technologies Co., Ltd. (“Nanchong Chunfei”), will vote the shares as directed by Nanchong Chunfei, and will pay over to Nanchong Chunfei any dividend or distribution they receive on account of their interests in the subsidiaries.  The agreement gives Nanchong Chunfei an option to repurchase the transferred interests at cost.

Fachun Pu is the Registrant’s Chief Executive Officer, and Qiwei Zhang is a member of the Registrant’s Board of Directors.

Item 9.01                      Financial Statements and Exhibits

Exhibits

10-a
Equity Nominee Agreement dated May 28, 2013 among Fachun Pu, Qiwei Zhang, Jianbo Liu, American Nano Silicon Technologies, Inc., Nanchong Chunfei Nano-Silicon Technologies Co., Ltd., Sichuan Chunfei Refined Chemicals Co., Ltd., and Sichuan Hedi Veterinary Medicines Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Nano Silicon Technologies, Inc.

Dated: January 15, 2014	By: /s/ Fachun Pu
Fachun Pu
Chief Executive Officer